Exhibit 4.8

Form 51-102F3

Material Change Report

Item 1.	Name & Address of Company

Boyd Group Services Inc.

1745 Ellice Avenue, Unit C1

Winnipeg, Manitoba

R3H 1A6

Item 2.	Date of Material Change

May 14, 2025

Item 3.	News Release

News release was issued on May 14, 2025 via Canada Newswire

Item 4.	Summary of Material Change

Boyd Group Services Inc. is pleased to announce that it has appointed Brian Kaner as President & CEO of Boyd Group Services Inc. This appointment is pursuant to a previously announced succession plan.

Item 5.	Full Description of Material Change

Winnipeg, Manitoba – May 14, 2025 – Boyd Group Services Inc. (TSX: BYD.TO) (“the Boyd Group”, “Boyd” or “the Company”) announced today that, at Boyd’s Annual General and Special Meeting, being held today, Chief Executive Officer Timothy O’Day will officially step down from his current role, to be succeeded by Brian Kaner, current President and Chief Operating Officer of Boyd. Mr. O’Day will continue to be available to support Mr. Kaner in his transition to President & CEO in an advisory capacity through to the end of 2025.

Timothy O’Day joined Gerber Collision & Glass in February of 1998 and, with Boyd Group’s acquisition of Gerber in 2004, he was appointed Chief Operating Officer of Boyd’s U.S. Operations. In 2008, he was appointed President and Chief Operating Officer for U.S. Operations, and in January, 2017 he was appointed President and Chief Operating Officer for all of Boyd’s operations in both the U.S. and Canada. At the beginning of 2020, he took on an expanded role as President and Chief Executive Officer. Mr. O’Day has also served on the Board since 2012. Throughout the past twenty years, Mr. O’Day has played an integral role in the Boyd Group’s growth and success.

“On behalf of the Board and shareholders of Boyd, I would like to thank Tim for his excellent and unwavering leadership of Boyd,” said Dave Brown, Independent Chair of the Board of Directors of Boyd. “It has been an absolute pleasure working with Tim.”

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

This report is being filed on a non-confidential basis.

Item 7.	Omitted Information

No information has been omitted from this report.

Item 8.	Executive Officer Contacts

For further information, please contact: Jeff Murray at (204) 594-1773. Inquiries are also encouraged via e-mail at IR@boydgroup.com or jeff.murray@boydgroup.com.

Item 9.	Date of Report

May 14, 2025